Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

EADS NORTH AMERICA, INC.

and

ASTRONICS CORPORATION

dated as of

January 20, 2014

Section 10.05	Severability	52

Section 10.06	Entire Agreement	52

Section 10.07	Successors and Assigns	52

Section 10.08	No Third Party Beneficiaries	52

Section 10.09	Amendment and Modification; Waiver	52

Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	53

Section 10.11	Specific Performance	53

Section 10.12	Counterparts	53

Appendices

Appendix I	Statement of Accounting Principles
Appendix II	Closing Working Capital Calculation & Adjustments

Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of IP Assignment Agreement
Exhibit D	Form of Assignment and Assumption of Lease

Schedules

Schedule 5.03	Buyer Consents
Schedule 5.08	Foreign Ownership
Schedule 7.01(c)(i)	Seller Consents Required for Closing
Schedule 7.01(c)(ii)	Buyer Consents Required for Closing

Disclosure Schedules

Section 2.01(a)	Accounts Receivable
Section 2.01(b)	Inventory
Section 2.01(c)	Assigned Contracts
Section 2.01(e)	Assigned Tangible Personal Property
Section 2.01(f)	Assigned Permits
Section 2.01(g)	Prepaid Expenses
Section 2.01(j)	Other Purchased Assets
Section 2.02(j)	Other Excluded Assets
Section 2.03(a)	Accounts Payable
Schedule 2.03(g)	Other Assumed Liabilities
Schedule 2.04(g)	Other Excluded Liabilities
Section 4.03	Required Consents
Section 4.05	Material Changes, Events and Conditions
Section 4.06(a)	Material Contracts
Section 4.06(c)	Cost of Completion
Section 4.06(d)	Redacted Material Contracts
Section 4.06(e)	Government Contracts
Section 4.06(f)	Government Property in Seller’s Possession
Section 4.07	Tangible Personal Property
Section 4.08(b)	Leased Real Property
Section 4.09(a)	Intellectual Property Registrations
Section 4.09(b)	Intellectual Property Licenses
Section 4.10(a)	Legal Proceedings
Section 4.10(b)	Governmental Orders
Section 4.11(a)	Compliance with Laws
Section 4.12(a)	Environmental Notices and Claims

Section 4.12(b)	Exceptions to Environmental Permits
Section 4.12(d)	Hazardous Materials
Section 4.13(a)	Benefit Plans
Section 4.13(b)	Benefit Plan Compliance
Section 4.13(c)	Multiemployer Plans
Section 4.14(a)	Employee List
Section 4.14(c)	Employment-Related Claims
Section 4.18	Exceptions to Inventory
Section 4.19	Suppliers and Customers
Section 4.21	Insurance
Section 4.22	Affiliate Transactions
Section 4.23(a)	Forms of Product Warranties
Section 4.25(a)	Import and Export Licenses
Section 4.25(b)	Voluntary Disclosures
Section 6.02	Conduct of Business Prior to Closing
Section 7.03(g)	Credit Support Obligations

ASSET PURCHASE AGREEMENT

(EADS NORTH AMERICA TEST AND SERVICES)

This Asset Purchase Agreement (this “Agreement”), dated as of January 20, 2014 (the “Effective Date”), is entered into between EADS NORTH AMERICA, INC., a Delaware corporation (“Seller”), and ASTRONICS CORPORATION, a New York corporation (“Astronics”). Seller and Buyer are referred to herein as the “Parties” and each, individually, as a “Party.”

RECITALS

WHEREAS, Seller is engaged through its EADS North America Test and Services division in the business of designing and manufacturing automatic test systems and test and measurement hardware and software products and providing related services for the semiconductor, aerospace and defense industries (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of the assets and liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AIRBUS Name” has the meaning set forth in Section 6.15.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assigned Permits” has the meaning set forth in Section 2.01(f).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Astronics” has the meaning set forth in the preamble.

“Benefit Plan” has the meaning set forth in Section 4.13(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(i).

“Business” has the meaning set forth in the recitals.

“Business Bank Accounts” means the bank accounts established by Seller for the Business.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York or California are authorized or required by Law to be closed for business.

“Buyer” means, as of the Effective Date, Astronics, and after the assignment by Astronics of its rights and obligations under this Agreement to the Buyer Assignee, the Buyer Assignee.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.05(d).

“Buyer Assignee” means any wholly-owned subsidiary of Astronics to which Astronics assigns its rights and obligations under this Agreement in accordance with Section 10.07.

“Buyer Benefit Plans” has the meaning set forth in Section 6.05(c).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Cash on Hand” means, on the relevant measurement date, the aggregate cash on hand in the Business Bank Accounts.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning set forth in Section 3.01.

“Closing Adjustment” means an amount equal to the Estimated Working Capital minus Target Working Capital.

“Closing Cash on Hand” has the meaning set forth in Section 2.05(c).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Purchase Price” has the meaning set forth in Section 2.05(a).

“Closing Working Capital” means (a) the current assets of the Business, less (b) the current liabilities of the Business, determined as of 12:01 a.m. PT on the Closing Date, as further adjusted in accordance with Appendix II attached hereto, which includes a sample calculation of Closing Working Capital assuming a Closing Date as of December 31, 2012 and August 31, 2013.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 5, 2013, between Buyer and Houlihan Lokey, which sets forth Buyer’s confidentiality obligations with respect to Seller and the Business.

“Consent” means any consent, authorization, approval, order, filing, or waiver.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” means the date that is forty-five (45) days after the Effective Date (the “Initial Drop Dead Date”); provided, however that if all conditions to Closing set forth in Article VII have been satisfied as of such date, other than (i) the conditions set forth in Sections 7.01(a) and/or 7.01(b) and (ii) conditions which, by their nature, are to be satisfied on the Closing Date, then the Drop Dead Date shall automatically be extended to the date that is one hundred twenty (120) days after the Initial Drop Dead Date.

“EACs” means a financial analysis for a specific Government Contract as of a balance sheet date which includes (i) the estimated contract value or total contract revenues, (ii) total estimated direct costs and indirect rates allocable to such Government Contract at completion (comprised of actual incurred direct costs and indirect rates applied to date and estimated direct costs and indirect rates for authorized work remaining to complete the contract), and (iii) the estimated total profit or loss on such Government Contract.

“EADS Name” has the meaning set forth in Section 6.15.

“Effective Date” has the meaning set forth in the preamble.

“Employees” means those Persons employed by Seller who worked exclusively for the Business immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and, the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Exon-Florio Amendment” means the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. App. § 2170, as amended, including the rules and regulations promulgated with respect thereto.

“Extension Period” has the meaning set forth in Section 6.03.

“Financial Model” means Seller’s financial model for the Business set forth in the document titled “Project Tiger Model – 2010A-2017P” which has been made available to Buyer on the “Project Tiger” electronic data room site established by RR Donnelley on behalf of Seller.

“Financial Statements” has the meaning set forth in Section 4.04(a).

“FIRPTA Certificate” has the meaning set forth in Section 7.02(g).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any regulatory agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal having legal jurisdiction over the matter or Person in question.

“Government Contract” means a Contract between Seller and a Governmental Authority, or a prime contractor or subcontractor thereof, with respect to the Business.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc., in its capacity as the financial advisor to Seller.

“Historical Financial Statements” has the meaning set forth in Section 4.04(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountant” means (a) an independent nationally recognized firm of independent certified public accountants mutually selected by Seller and Buyer or (b) in the event that Buyer and Seller cannot agree pursuant to clause (a) within five (5) Business Days after a matter may first be submitted to an Independent Account hereunder, such independent nationally recognized firm of independent certified public accountants appointed by the American Institute of Certified Public Accountants.

“Initial Drop Dead Date” has the meaning set forth in the definition of “Drop Dead Date.”

“Initial Purchase Price” has the meaning set forth in Section 2.05(a).

“Intellectual Property” means the following worldwide: (a) trademarks and service marks, including the goodwill symbolized thereby, and all applications and registrations for any of the foregoing; (b) copyrights, including all applications and registrations, and original works of authorship; (c) trade secrets and confidential and proprietary know-how; (d) patents and patent applications; and (e) internet domain name registrations.

“Intellectual Property Assets” has the meaning set forth in Section 2.01(d).

“Intellectual Property Licenses” means all licenses, sublicenses and other similar agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Business.

“Intellectual Property Registration” means any Intellectual Property that is used exclusively in connection with the Business and is the subject of any issued registration, patent, or any pending application therefor.

“Interim Financial Statements” has the meaning set forth in Section 4.04(a).

“IP Assignment Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of James Mulato, Jonathan Sinskie, or Bob Bettwy.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.08(b).

“Leases” has the meaning set forth in Section 4.08(b).

“Losses” means losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees; provided, that Losses shall not include any punitive, incidental, consequential, special or indirect damages (including lost profits, diminution in value, losses based on a multiple or similar items).

“Material Adverse Effect” means any event, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the Effective Date; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Most Recent Balance Sheet” has the meaning set forth in Section 4.04(a).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Nonqualified Deferred Compensation Obligations” has the meaning set forth in Section 2.02(f).

“Objection Statement” has the meaning set forth in Section 2.06(b)(ii).

“Ordinary Course of Business” means the ordinary course of business of the Business consistent with past custom and practice, including with respect to quantity and frequency.

“Party” and “Parties” have the meanings set forth in the preamble.

“Pension Plans” has the meaning set forth in Section 2.01(i).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; (c) easements, rights of way, zoning ordinances, building restrictions and other similar encumbrances affecting real property or conditions that would be shown in a title report, survey or physical inspection of real property; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(iii).

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.13(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, financial advisors, counsel, accountants and other advisors.

“Restricted Period” has the meaning set forth in Section 6.16.

“Review Period” has the meaning set forth in Section 2.06(b)(i).

“Schedule Supplement” has the meaning set forth in Section 6.04.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Seller Competitive Activities” has the meaning set forth in Section 6.16.

“Seller 401(k) Plan” has the meaning set forth in Section 6.05(d).

“Statement of Accounting Principles” means the statement of accounting principles set forth on Appendix I attached hereto.

“Straddle Period” means any Tax period which begins before the Closing Date and ends on or after the Closing Date.

“Support Obligations” means letters of credit, cash collateral, deposits, guarantees and other credit support that Seller or any of its Affiliates has provided to or for the benefit of any other Person in connection with the Business or the Purchased Assets.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means $36,000,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Threshold Amount” has the meaning set forth in Section 8.04(b).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the IP Assignment Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transactions” means the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement.

“Transferred Employees” has the meaning set forth in Section 6.05(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury (including any successor regulations).

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and exclusively relate to the Business (collectively, the “Purchased Assets”):

(a) the accounts or notes receivable (billed or unbilled) of the Business (exclusive of accounts or notes receivable attributable to Affiliates of Seller) set forth on Section 2.01(a) of the Disclosure Schedules;

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business, including those inventories set forth on Section 2.01(b) of the Disclosure Schedules (the “Inventory”);

(c) other than as set forth on Section 2.02(j) of the Disclosure Schedules, all Contracts set forth on Section 2.01(c) of the Disclosure Schedules, the Leases set forth on Section 4.08(b) of the Disclosure Schedules and the Intellectual Property Licenses set forth on Section 4.09(b) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(d) other than as set forth on Section 2.02(j) of the Disclosure Schedules, all Intellectual Property exclusively owned by Seller and exclusively used in connection with the Business as currently conducted, including the Intellectual Property Registrations set forth on Part I of Section 4.09(a) of the Disclosure Schedules (the “Intellectual Property Assets”);

(e) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business set forth in the fixed asset list for the Business attached to Section 2.01(e) of the Disclosure Schedules (the “Tangible Personal Property”);

(f) all Permits, including Environmental Permits, listed on Section 2.01(f) of the Disclosure Schedules (the “Assigned Permits”), but only to the extent such Permits may be transferred under applicable Law;

(g) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Section 2.01(g) of the Disclosure Schedules;

(h) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(i) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), and sales material and records that exclusively relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) (“Books and Records”);

(j) the assets, properties and rights specifically set forth on Section 2.01(j) of the Disclosure Schedules; and

(k) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02 Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Without limiting the foregoing, Excluded Assets include the following assets and properties of Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all Contracts that are not Assigned Contracts;

(c) all Intellectual Property other than the Intellectual Property Assets;

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain or otherwise determines are necessary or advisable for Seller to retain;

(e) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f) subject to Section 6.05(d), all Benefit Plans and trusts or other assets attributable thereto, including, without limitation, (i) the Test and Services Pension Plan, formerly the Racal Pension Plan and related trust, (ii) the Racal Dana Instruments, Inc. Supplemental Executive Retirement Plan and related trust, including the assets of the respective trusts including the Pacific Life Insurance policy # VP60463170 ((i) and (ii) collectively referred to as, the “Pension Plans”), and (iii) the assets and liabilities attributable to the Employees and former employees of the Business participating in the Deferred Compensation Plan of EADS North America, Inc. (the “Nonqualified Deferred Compensation Obligations”);

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(h) all rights to any action, suit or claim of any nature available to or being pursued by Seller with respect to pre-Closing matters or occurrences, whether arising by way of counterclaim or otherwise;

(i) all assets, properties and rights used by Seller in its businesses other than the Business;

(j) the assets, properties and rights specifically set forth on Section 2.02(j) of the Disclosure Schedules; and

(k) the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:

(a) all trade accounts payable of Seller to third parties (exclusive of trade accounts payable to Affiliates of Seller) in connection with the Business that remain unpaid as of the Closing Date as set forth on Section 2.03(a) of the Disclosure Schedules;

(b) all liabilities and obligations under the Assigned Contracts (including any guarantees provided by Seller thereunder);

(c) except for any Benefit Plans or other liabilities specifically retained by Seller under Section 6.05, all liabilities and obligations relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing;

(d) all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period commencing and ending on or after the Closing Date, (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities that are allocable to the post-Closing portion of such Straddle Period (inclusive of the Closing Date) and (iii) Taxes for which Buyer is liable pursuant to Section 6.11 and Section 6.12;

(e) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing;

(f) all current liabilities of Seller taken into account in the calculation of Closing Working Capital; and

(g) all liabilities and obligations of Seller set forth on Section 2.03(g) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a) the indebtedness of Seller, including any intercompany indebtedness (e.g., indebtedness related to the Business drawn down by Seller under its line of credit with European Aeronautic Defence and Space Company, EADS N.V.);

(b) any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets (other than the Assigned Contracts) prior to the Closing Date;

(c) any liabilities or obligations relating to or arising out of the Excluded Assets;

(d) any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period commencing and ending prior to the Closing Date (other than Taxes taken into account in the calculation of Closing Working Capital in accordance with Section 2.03(f)), (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities that are allocable to the pre-Closing Date portion of such Straddle Period, and (iii) any other Taxes of Seller or any Affiliates of Seller (other than Taxes allocated to Buyer under Section 6.11 and Section 6.12) for any taxable period;

(e) except as provided in Section 2.03(f) or Section 6.05, any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee or former employee of the Business prior to the Closing, including any action, suit or claim by any Employee or former employee of the Business for breaches of wage and hour, equal employment opportunity, sexual harassment or discrimination Laws, (ii) workers’ compensation claims of any Employee or former employee of the Business which relate to events occurring prior to the Closing Date, and (iii) any stay bonus payable to any Employee;

(f) except as expressly set forth in this Agreement or any other Transaction Document, any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; and

(g) any liabilities and obligations of Seller set forth on Section 2.04(g) of the Disclosure Schedules.

Section 2.05 Purchase Price.

(a) Subject to any adjustments made to the Initial Purchase Price pursuant to the terms of this Agreement, the aggregate purchase price for the Purchased Assets shall be Fifty Three Million Dollars ($53,000,000) (the “Initial Purchase Price”), plus the assumption of the Assumed Liabilities. The Initial Purchase Price as adjusted pursuant to Sections 2.05(b) and 2.06(a) shall be referred to herein as the “Closing Date Purchase Price”; and the Closing Date Purchase Price as further adjusted pursuant to the terms of this Agreement shall be referred to herein as the “Purchase Price”.

(b) If the Drop Dead Date is extended beyond the Initial Drop Dead Date in accordance with the terms of the “Drop Dead Date” definition, the Initial Purchase Price shall be:

(i) increased by the amount by which the sum of (A) the Cash on Hand on the Initial Drop Dead Date and (B) the aggregate cash advances or contributions made by Seller and its Affiliates to or for the benefit of the Business during the period commencing on the Initial Drop Dead Date and ending as of 12:01 a.m. PT on the Closing Date (irrespective of whether made in the form of debt or equity) exceeds the Cash on Hand as of 12:01 a.m. PT on the Closing Date; or

(ii) decreased by the amount by which the Cash on Hand as of 12:01 a.m. PT on the Closing Date exceeds the sum of (A) the Cash on Hand on the Initial Drop Dead Date and (B) the aggregate cash advances or contributions made by Seller and its Affiliates to or for the benefit of the Business during the period commencing on the Initial Drop Dead Date and ending as of 12:01 a.m. PT on the Closing Date (irrespective of whether made in the form of debt or equity).

(c) The Closing Date Purchase Price shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date. In addition, for purposes of clarification, Seller shall retain for its own account all Cash on Hand as of Closing (the “Closing Cash on Hand”), and shall be entitled to transfer the Closing Cash on Hand from the Business Bank Accounts to one or more account(s) designated by it at any time on or after the Closing.

Section 2.06 Purchase Price Adjustments.

(a) At least two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet (prepared in accordance with GAAP (other than as provided in Appendix II) consistently applied in accordance with the Statement of Accounting Principles) for the Business as of 12:01 a.m. PT on the Closing Date (without giving effect to the transactions contemplated herein) and Seller’s calculation of Estimated Closing Working Capital. If the Closing Adjustment is a positive number, the Initial Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Initial Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b) (i) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain the balance sheet (prepared in accordance with GAAP (other than as provided in Appendix II) consistently applied in accordance with the Statement of Accounting Principles) for the Business as of 12:01 a.m. PT on the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Working Capital Statement”). If the Drop Dead Date is extended beyond the Initial Drop Dead Date, then the Estimated Closing Working Capital and Closing Working Capital shall be calculated under this Section 2.06 as if the Closing Date occurred on the Initial Drop Date.

(i) After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. From and after the Closing until the expiration of the Review Period, Seller and Seller’s Representatives shall have full access to Buyer’s books and records, employees, and work papers prepared by Buyer and/or Buyer’s Representatives to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement, provided, that such access shall be permitted upon reasonable advance notice during normal business hours in a manner that does not interfere with the normal business operations of Buyer.

(ii) (A) On or prior to the expiration of the Review Period, Seller may deliver to Buyer a written statement setting forth Seller’s objections to the Closing Working Capital Statement (an “Objection Statement”). After delivery of an Objection Statement, Buyer and Seller shall negotiate in good faith to resolve such objections and if they are unable to reach an agreement within twenty (20) days after delivery of the Objection Statement, then any amounts remaining in dispute shall be submitted for resolution to the Independent Accountant. The Independent Accountant shall act as an expert, and not as an arbitrator, and shall decide only the specific items under dispute by the Parties, which decision shall be within the range of values assigned to each such item in the Closing Working Capital Statement and the Objection Statement, respectively.

(A) The Independent Accountant shall be directed to issue a final and binding decision within thirty (30) days after submission of the Objection Statement to the Independent Accountant and such decision shall be final and binding on the Parties. If Seller does not deliver an Objection Statement to Buyer on or prior to the expiration of the Review Period, the Closing Working Capital Statement shall be final and binding on the Parties.

(B) The fees and expenses of the Independent Accountant shall be allocated between Buyer and Seller based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accountant.

(iii) The post-closing adjustment shall be an amount equal to the Closing Working Capital as agreed or determined pursuant to this Section 2.06 minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(iv) Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days after the earlier of the acceptance of the applicable Closing Working Capital Statement by Buyer or, if no Objection Statement is delivered, the expiration of the Review Period, or (y) if an Objection Statement was delivered, then within ten (10) Business Days after the resolution described in clause (ii) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(v) Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be reasonable and prepared in accordance with Section 1060 of the Code and any Treasury Regulations thereunder. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within forty-five (45) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such Independent Accountant shall be borne equally by Seller and Buyer. Seller and Buyer agree (a) to file their respective IRS Form 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule, (b) not to take any position inconsistent therewith or make any inconsistent adjustment on any Tax Return, (c) to provide the other promptly with any other information required to complete IRS Form 8594, and (d) to promptly notify the other if any Governmental Authority proposes to reallocate the Purchase Price or Assumed Liabilities in a manner inconsistent with the Allocation Schedule.

Section 2.08 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the Consent of a

Person who is neither a party to this Agreement nor an Affiliate of a party to this Agreement (including any Governmental Authority), and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required Consent or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such Consent, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such Consent, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.11.

(b) Until such Consents, releases, substitutions or amendments are obtained, or to the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.08, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting), to the extent permitted by applicable Law, intended to both (i) provide Buyer with the economic and operational benefit of any such Purchased Assets and (ii) cause Buyer to perform and discharge fully the liabilities and obligations of Seller with respect to such Purchased Assets and Assumed Liabilities from and after the Closing Date. To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.08. To the extent and for so long as Buyer obtains the benefit of any Purchased Asset pursuant to this Section 2.08(b), Buyer shall indemnify and hold Seller harmless from and against all Losses incurred by or asserted against Seller as a result of Seller’s direct or indirect ownership, management or operation of any such Purchased Asset. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.08 shall not apply to any Consent required under any antitrust, competition or trade regulation Law, which Consent shall be governed by Section 6.07.

(c) From the Closing Date until the date on which a Purchased Asset that is not sold, assigned, transferred, conveyed and delivered to Buyer at Closing is transferred to Buyer, in each case, in accordance with this Section 2.08:

(i) Buyer shall promptly notify Seller in writing of any notice or other communication from any Governmental Authority relating to such Purchased Asset, including, without limitation, any notices of default, cure notices or negative performance ratings;

(ii) Buyer shall promptly provide Seller a copy of any notice or other communication referenced in clause (i) above;

(iii) each Party, promptly after the receipt of any notice of default, cure notice or negative performance rating relating to such Purchased Asset, shall (A) consult and cooperate with the other Party, in all reasonable respects, in connection with (1) any communication and/or negotiations with the relevant Governmental Authority regarding such notice of default, cure notice or negative performance rating and (2) the development and implementation of the plan to remedy the actual or potential breach, default or performance issue relating to such notice of default, cure notice or negative performance rating, (B) make available to the other Party all records relating to such notice of default, cure notice or negative performance rating and (C) furnish, without expense, to the other Party, management employees of the such Party as may be reasonably necessary for any of the foregoing; and

(iv) with respect to the Government Contracts, Seller shall have the right to (A) review all books and records in Buyer’s possession relating to any audit conducted by a Government Authority that recommends a downward adjustment to the contract price, or disallowance of any cost incurred, of such Government Contract, (B) respond to any findings of a Governmental Authority during an audit that recommends a downward adjustment to the contract price, or disallowance of any cost incurred, of such Government Contract, (C) submit a claim to the contracting officer disputing any such downward adjustment to the contract price of such Government Contract, (D) file an appeal under such Government Contract’s disputes clause and under the Contract Disputes Act from any final decision of the contracting officer for such Government Contract relating to a downward adjustment to the contract price thereof and (E) meet with Buyer’s management employees as may be reasonably necessary for any of the foregoing.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 2029 Century Park East, Los Angeles, CA 90067 on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived in writing (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other date or place as Seller and Buyer may mutually agreed upon in writing (the “Closing Date”).

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in substantially the form of Exhibit A hereto (the “Bill of Sale”) duly executed by Seller;

(ii) an assignment and assumption agreement in substantially the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by Seller;

(iii) an intellectual property assignment agreement in substantially the form of Exhibit C hereto (the “IP Assignment Agreement”) duly executed by Seller;

(iv) with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D or otherwise in form and substance reasonably satisfactory to Seller and Buyer (each, an “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, notarized and in recordable form;

(v) such other instruments as are reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions of this Agreement;

(vi) the Seller Closing Certificate;

(vii) the FIRPTA Certificate; and

(viii) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f).

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Date Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the IP Assignment Agreement duly executed by Buyer;

(iv) each Assignment and Assumption of Lease duly executed by Buyer and, if necessary, notarized and in recordable form;

(v) the Buyer Closing Certificate;

(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f); and

(vii) evidence of the replacement of all Support Obligations required by Section 7.03(g).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules (it being understood that any matter disclosed in any section of the Disclosure Schedules shall be deemed disclosed for all purposes and all sections of the representations and warranties set forth in this Article IV to which the applicability of the disclosure is reasonably apparent on its face), Seller represents and warrants to Buyer as of the Effective Date as follows:

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is or will be a party and to perform its obligations contemplated hereby and thereby, including the consummation of the Transactions. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents to which Seller is a party have been (or will be when executed) duly executed and delivered by Seller, and, assuming due authorization, execution and delivery of this Agreement and such Transaction Documents by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or violate the certificate of incorporation or by-laws of Seller; (b) result in a violation of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require any Consent of or notice to any Governmental Authority or under any Material Contract which has not already been obtained; or (d) assuming that Seller has received any Consents required under the Material Contracts, conflict with, constitute a default under, or create in any party thereto the right to accelerate, modify, or terminate any Material Contract.

Section 4.04 Financial Statements.

(a) Copies of the internally prepared unaudited financial statements consisting of the balance sheet of the Business and the related statements of income as of and for the fiscal years ending December 31, 2011 and December 31, 2012 (the “Historical Financial Statements”), and internally prepared unaudited financial statements consisting of the balance sheet of the Business as at November 22, 2013 and the related statements of income for the approximately eleven (11) month period then ended (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, provided that the Financial Statements do not include footnote disclosures. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated, all in accordance with GAAP. The balance sheet of the Business as of November 22, 2013 is referred to herein as the “Most Recent Balance Sheet” and the date thereof as the “Most Recent Balance Sheet Date”.

(b) Seller has no liabilities, obligations or commitments with respect to the Business of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Most Recent Balance Sheet as of the Most Recent Balance Sheet Date and (ii) those which have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date.

Section 4.05 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or the Financial Model or as set forth on Section 4.05 of the Disclosure Schedules, since the Most Recent Balance Sheet Date, Seller has operated the Business in the Ordinary Course of Business in all material respects and there has not been, with respect to the Business, any:

(a) Material Adverse Effect;

(b) incurrence of any indebtedness for borrowed money in connection with the Business which Buyer will be obligated under after the Closing;

(c) sale, lease, assignment or other disposition of any of the Purchased Assets, except in the Ordinary Course of Business and except for any Purchased Assets having an aggregate value of less than $250,000;

(d) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the Ordinary Course of Business;

(e) capital expenditures which would constitute an Assumed Liability, except in the Ordinary Course of Business;

(f) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(g) increase in the compensation of any Employees, other than as provided for in any written agreements or in the Ordinary Course of Business;

(h) adoption, termination, amendment or modification of any Benefit Plan (except for Benefit Plans retained by Seller under Section 6.05 or as may be required under or in connection with changes in applicable Law), the effect of which in the aggregate would increase the obligations of Seller by more than fifteen percent (15%) of its existing annual obligations to such plans;

(i) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j) purchase, lease or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $50,000, except in the Ordinary Course of Business;

(k) any write-off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business; or

(l) any agreement by Seller to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.06 Material Contracts

(a) Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (collectively, the “Material Contracts”):

(i) All Contracts for the lease of personal property to or from any Person providing for lease payments in excess of $50,000;

(ii) all Contracts for the furnishing of goods and services involving aggregate consideration payable to Seller in excess of $500,000, other than purchase orders entered into in the Ordinary Course of Business;

(iii) all Contracts for the purchase of raw materials, commodities, supplies, productions or other personal property involving aggregate amounts payable by Seller in excess of $250,000, other than purchase orders entered into in the Ordinary Course of Business;

(iv) all other Contracts involving aggregate consideration in excess of $250,000 and requiring performance by any party thereto more than one year from the Effective Date, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;

(v) except for agreements relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $250,000;

(vi) all Contracts for the employment of any individual on a full time, part time, consulting or other basis providing annual compensation in excess of $250,000 or requiring the Business to provide material severance benefits which is or would become an obligation of Buyer;

(vii) all Contracts involving any joint venture, partnership, strategic alliance, joint development or similar arrangements;

(viii) all Contracts or letters of intent involving the future disposition or acquisition of material assets or properties of the Business or substantially all assets or properties of any other Person, or any merger, consolidation or similar business combination transaction;

(ix) all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand; and

(x) all Contracts containing non-competition restrictions with respect to the Business.

(b) Assuming the due authorization, execution and delivery by the other parties thereto, each of the Material Contracts constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, of the other parties thereto. Seller is not in material breach or default of, and, to Seller’s Knowledge, no event has occurred that, with the passage of time and/or giving of notice would cause a breach or default under, or result in the termination of, any Material Contract.

(c) Except as set forth on Section 4.06(c) of the Disclosure Schedules, the total estimated direct and indirect costs (excluding general and administrative costs) incurred or remaining to be incurred by Seller to complete the Material Contracts are not reasonably expected to exceed the total amount of monies paid or to be paid by a customer or other Person to Seller thereunder.

(d) Except as set forth on Section 4.06(d) of the Disclosure Schedules, true, complete and correct copies of each Material Contract, including any amendments thereto, have been made available to Buyer.

(e) Each Government Contract that Seller is a party to in connection with the Business and involving aggregate consideration payable to Seller in excess of $500,000 is listed on Part I of Section 4.06(e) of the Disclosure Schedules. Except as set forth on Part II of Section 4.06(e) of the Disclosure Schedules:

(i) With respect to each such Government Contract (A) Seller has complied in all material respects with all terms and conditions of such Government Contract and all applicable Laws, (B) neither the United States government nor any prime contractor or subcontractor thereof or other Person has notified Seller in writing that Seller has breached or violated any Law, certification, representation, clause, provisions or requirement pertaining to any such Government Contract, (C) Seller has not received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract, (D) all Cost or Pricing Data (as defined in Federal Acquisition Regulation (“FAR”) Section 15.401) and other information submitted by Seller or, to Seller’s Knowledge, Seller’s subcontractors, if any, in support of such Government Contract, or modification thereto, was, as of the date of price agreement or payment submission, current, accurate and complete, (E) as of the date of this Agreement, other than in the Ordinary Course of Business, Seller has not received any written notice questioning or challenging any cost incurred by Seller pertaining to any such Government Contract, or notifying Seller that any cost incurred by Seller pertaining to any such Government Contract is the subject of any audit or investigation or has been disallowed by any Governmental Authority, (F) as of the date of this Agreement, other than in the Ordinary Course of Business, no payments due to Seller pertaining to any such Government Contract has been withheld or set off, nor has any written claim been made to withhold or set off money, and Seller is entitled to all payments received to date with respect thereto, and (G) as of the Most Recent Balance Sheet Date, Seller’s EACs were based on and consistent with Seller’s historical practices and procedures and are true and correct in all material respects.

(ii) (A) Neither Seller nor, to the Knowledge of Seller, any Representative of Seller is, or since January 1, 2008 has been, under administrative, civil or criminal investigation, indictment or information by Governmental Authority or under any audit or investigation by Seller with respect to any alleged act or omission arising under or relating to any such Government Contract, offer or bid, and (B) since January 1, 2008, Seller has not made any voluntary disclosure with respect to any alleged irregularity, mischarging, misstatement, or omission arising under or related to any such Government Contract, offer or bid that has led or would be reasonably likely to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (A) or (B) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.

(iii) Neither Seller, nor to the Knowledge of Seller any Representative of Seller, has been suspended, proposed for debarment or debarred from participation in the award of any such Government Contract, offer or bid with the United States government or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements). To the Knowledge of Seller, there exist no facts or circumstances that would be reasonably likely to result in the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of Seller or any of its officers or shareholders.

(f) Section 4.06(f) of the Disclosure Schedules identifies all property belonging to any Governmental Authority in the possession of or used by Seller.

Section 4.07 Title to Tangible Personal Property. Except as set forth in Section 4.07 of the Disclosure Schedules, (a) Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances; and (b) there is no Tangible Personal Property used in the operation of the Business located at the Leased Real Property which is not owned, rented or leased by Seller. The Tangible Personal Property, taken as a whole, is in reasonable working order, ordinary wear and tear and normal repairs and replacements excepted.

Section 4.08 Real Property.

(a) Seller does not own any real property used in the Business.

(b) Section 4.08(b) of the Disclosure Schedules sets forth all real property leased by Seller and primarily used in connection with the Business (collectively, the “Leased Real Property”) and a list of all leases for the Leased Real Property (collectively, the “Leases”).

(c) Seller has a valid leasehold interest in the Leased Real Property. Each Lease is in full force and effect, and all rents due and payable to date on each Lease have been paid. Seller is in peaceable possession of the Leased Real Property.

(d) Assuming the due authorization, execution and delivery of the other parties thereto, each of the Leases constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the other parties thereto. Seller is not in breach or default of, and, to Seller’s Knowledge, no event has occurred that, with the passage of time and/or giving of notice would cause a material breach or default under, any Lease.

(e) True, complete and correct copies of each Lease, including any amendments thereto, have been made available to Buyer.

(f) Seller has not received written notice of any existing, pending or threatened condemnation or eminent domain proceedings that would reasonably be expected to materially and adversely affect the Leased Real Property as currently operated.

Section 4.09 Intellectual Property.

(a) Part I of Section 4.09(a) of the Disclosure Schedules lists all Intellectual Property Registrations owned by Seller. As applicable, each such Intellectual Property Registration application has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names. Except as set forth on Part II of Section 4.09(a) of the Disclosure Schedules, (i) each such Intellectual Property Registration (A) has not been abandoned or canceled, (B) has been maintained effective by all requisite filings, renewals and payments and (C) remains in full force and effect as of the Effective Date and (ii) with respect to each item of Intellectual Property Registration identified in Section 4.09(a) of the Disclosure Schedules: (A) Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrance, except for Permitted Encumbrances, (B) the item is not subject to any outstanding Governmental Order, and (C) no action, suit, claim, investigation or other legal proceeding is pending or, to the Knowledge of Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item. Part III of Section 4.09(a) of the Disclosure Schedules lists all other Intellectual Property owned by Seller and used in connection with the Business.

(b) Section 4.09(b) of the Disclosure Schedules lists all Intellectual Property Licenses that are material to the Business as currently conducted by Seller. Except as set forth on Section 4.09(b) of the Disclosure Schedules, with respect to each item of Intellectual Property Licenses identified in Section 4.09(b) of the Disclosure Schedules: (i) assuming the due authorization, execution and delivery of the other parties thereto, each such license, sublicense or other agreement covering the item constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the other parties thereto, (ii) neither Seller nor, to the Knowledge of Seller, any other party to any such license, sublicense or other agreement is in breach or default, and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) neither Seller nor, to the Knowledge of Seller, any other party to any such license, sublicense or other agreement has repudiated any provision thereof, (iv) to the Knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding Governmental Order, and (v) Seller has not granted any sublicense or similar right with respect to any such license, sublicense or other agreement, except in the Ordinary Course of Business consistent with past practices.

(c) Seller owns or has the right to use, all Intellectual Property Assets.

(d) To Seller’s Knowledge: (i) Seller’s conduct of the Business as currently conducted does not infringe, violate, dilute or misappropriate the valid Intellectual Property of any Person; and (ii) no Person has infringed upon, violated, diluted or misappropriated, or is infringing, violating, diluting or misappropriating any Intellectual Property Assets.

(e) To Seller’s Knowledge, in connection with the operation of the Business (i) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and (ii) in the last five (5) years, Seller has not received any charge, complaint, claim, demand or notice in writing alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intangible property rights of any third party) which has not been resolved.

(f) Seller has taken reasonable steps to maintain and protect as confidential and proprietary all of its trade secrets and other non-public proprietary information.

(g) True, complete and correct copies of all material Intellectual Property Assets, including, without limitation, all Intellectual Property Registrations and Intellectual Property Licenses, including any amendments thereto, have been made available to Buyer.

Section 4.10 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedules, (i) Seller has not received written notice of any pending action, suit, claim, investigation or other legal proceeding, (ii) Seller is not a plaintiff in any pending action, suit or other legal proceeding, and (iii) to Seller’s Knowledge, no action, suit, claim, investigation or other legal proceeding has been threatened in writing against or by Seller, in each case, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, Seller has not received written notice of any outstanding Governmental Orders or unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.11 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(b) All material Permits required for Seller to conduct the Business as currently conducted have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.

(c) None of the representations and warranties in Section 4.11 shall be deemed to relate to environmental matters (which are governed by Section 4.12), employee benefits matters (which are governed by Section 4.13), employment matters (which are governed by Section 4.14), Tax matters (which are governed by Section 4.20), questionable payments (which are governed by Section 4.24), or export control matters (which are governed by Section 4.25).

Section 4.12 Environmental Matters.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, to Seller’s Knowledge, the operations of Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws applicable to the Business. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is expected to be the source of ongoing obligations or requirements as of the Closing Date.

(b) Part I of Section 4.12(b) of the Disclosure Schedules sets forth all Environmental Permits necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. Except as set forth in Part II of Section 4.12(b) of the Disclosure Schedules, to Seller’s Knowledge, Seller has obtained and is in compliance with all provisions or requirements of such Environmental Permits.

(c) To Seller’s Knowledge, none of the Leased Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except as set forth in Section 4.12(d) of the Disclosure Schedules, to Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Leased Real Property, and Seller has not received any Environmental Notice that the Business or any of the Purchased Assets or Leased Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Seller has previously made available to Buyer any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Leased Real Property which are in the possession or control of Seller.

(f) The representations and warranties set forth in this Section 4.12 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.13 Employee Benefit Matters.

(a) Section 4.13(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of Seller employed exclusively for the Business, or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 4.13(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth on Section 4.13(b) of the Disclosure Schedules, to Seller’s Knowledge, each Benefit Plan complies with all material provisions of applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as set forth in Section 4.13(c) of the Disclosure Schedules, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d) The representations and warranties set forth in this Section 4.13 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.14 Employment Matters.

(a) Part I of Section 4.14(a) of the Disclosure Schedules identifies for each Employee of Seller with respect to the Business, his or her name and position or job title. No Employee is employed pursuant to any written or oral employment agreement with Seller with respect to the Business other than those set forth on Part II of Section 4.14(a) of the Disclosure Schedules.

(b) Seller is not a party to or bound by any collective bargaining or other agreement with a labor organization representing any of the Employees. There has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Business or any of the Employees within the preceding two (2) years.

(c) Except as set forth on Section 4.14(c) of the Disclosure Schedules, Seller is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against Seller pending or, to the Knowledge of Seller, threatened before any Governmental Authority.

(d) Seller has classified individuals who currently perform services for or on behalf of Seller with respect to the Business as contractors or employees in accordance with applicable Laws.

(e) Seller is in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees.

(f) The representations and warranties set forth in this Section 4.14 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 4.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller for which Buyer is or could become directly or indirectly liable.

Section 4.16 Assets of the Business. Except for the Excluded Assets, the Purchased Assets, taken as a whole, constitute all of the assets, properties and rights that are used in the conduct of the Business as conducted by Seller as of the date of this Agreement. Except for the Excluded Assets or for any Purchased Asset that is not sold, assigned, transferred or delivered at Closing in accordance with Section 2.08, there are no assets or properties used in the Business and owned by any Person other than Seller which will not, upon the Closing, be owned by Buyer or leased or licensed by Buyer.

Section 4.17 [Reserved].

Section 4.18 Inventory. Except as set forth in Section 4.18 of the Disclosure Schedules, (i) the Inventory is in the physical possession of Seller (other than such inventory that is in the possession of other Persons for processing undertaken in the Ordinary Course of Business) and (ii) none of the Inventory is subject to any Encumbrance (other than Permitted Encumbrance) or is held on consignment from others. Except for obsolete, damaged, or defective items that have been written off or written down to their fair market value or for which adequate reserves have been established, as reflected in the Financial Statements, the Inventory is of a quality and quantity presently useable and salable in the Ordinary Course of Business.

Section 4.19 Suppliers and Customers. Part I of Section 4.19 of the Disclosure Schedule sets forth the top ten (10) customers and suppliers of the Business, based on aggregate dollar sales volume, for the period beginning on January 1, 2013 and ending on December 31, 2013. To the Knowledge of Seller, no such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Business. Seller has not received any written notice that any such supplier or customer intends to cancel or otherwise materially and adversely modify its relationship with the Business or limit its services, supplies or materials to the Business, or its usage or purchase of the services and products of the Business as a result of the transactions contemplated hereby. Except as set forth in Part II of Section 4.19 of the Disclosure Schedules, no customer set forth on Part I of Section 4.19 of the Disclosure Schedules has any re-stocking rights or similar right under any Material Contract to return any non-defective products to Seller for reimbursement or credit.

Section 4.20 Taxes.

(a) Except as set forth in Section 2.03(d), Section 6.11, or Section 6.12, there are no Tax liabilities of Seller or any of Seller’s Affiliates that could result in liability to Buyer as a transferee or successor to Seller or by otherwise attaching to the Purchased Assets.

(b) Except for certain representations related to Taxes in Section 4.13, the representations and warranties set forth in this Section 4.20 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.21 Insurance. Set forth in Section 4.21 of the Disclosure Schedules is a list and description of each insurance policy maintained by Seller with respect to the Business (including self-insurance), specifying as to each policy (i) the carrier, (ii) policy number, (iii) coverage limits and deductibles, (iv) expiration date, (v) the current annual premiums, (vi) type of coverage provided, and (vii) whether such policy is claims or occurrence based. Such policies are in full force and effect and all premiums heretofore due and payable thereon have been paid. Seller has not received any written notice that Seller is in material default under any of the insurance policies set forth in Section 4.21 of the Disclosure Schedules. Seller has not received any written notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of Seller, has the termination of any such policies or arrangements been threatened in writing. Section 4.21 of the Disclosure Schedules also sets forth a list of all pending claims and the claims history for Seller with respect to the Business during the past two (2) years (including with respect to insurance obtained during such period but not currently maintained).

Section 4.22 Affiliate Transactions. Except as set forth in Section 4.22 of the Disclosure Schedules, there are no liabilities or obligations with respect to the Business between Seller, on the one hand, and any of its Affiliates on the other hand.

Section 4.23 Product Warranties.

(a) Section 4.23(a) of the Disclosure Schedules contains a form of the standard product warranties offered by Seller for products sold by Seller or services performed by Seller with respect to the Business which will be in effect on the Closing Date.

(b) To the Knowledge of Seller, except as reserved for in the Financial Statements, no material design or manufacturing defect exists in any product designed, manufactured, or sold by Seller with respect to the Business during the past two (2) years which could give rise to any material claim for replacement or repair thereof pursuant to the warranties provided by Seller in connection therewith.

(c) Except as provided in any of the standard product warranties set forth in Section 4.23(a) of the Disclosure Schedules or as otherwise reserved for in the Financial Statements, Seller has not sold any products or services with respect to the Business which are subject to an extended warranty of Seller beyond twelve (12) months after the effective date of such warranty that has not yet expired and for which Buyer could become liable after the Closing.

Section 4.24 Absence of Questionable Payments. Since January 1, 2009, Seller has not, nor, to the Knowledge of Seller, has any of its members, managers, officers, agents,

Employees or any other Persons acting on its behalf, (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) accepted or received any unlawful contributions, payments, expenditures or gifts or (iv) otherwise taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect, in each case, solely with respect to the Business.

Section 4.25 Export Control Regulations.

(a) Section 4.25(a) of the Disclosure Schedules contains a true and complete list of (i) all current and active import and export licenses issued by the United States government to Seller with respect to the Business pursuant to the International Traffic in Arms Regulations (“ITAR”) or Export Administration Regulations (“EAR”) for any items imported or exported by Seller with respect to the Business; (ii) a complete list of ITAR license exemptions currently used by Seller for items imported or exported by Seller with respect to the Business; and (iii) all ITAR agreements approved by the United States government pursuant to 22 CFR Part 124, including, but not limited to, technical assistance agreements, manufacturing license agreements, warehouse and distribution agreements with any non-U.S. entity for the manufacture of ITAR-controlled designs or for the transfer of technical information between Seller and a non-U.S. Person with respect to the Business.

(b) Section 4.25(b) of the Disclosure Schedules contains a true and complete list of all voluntary disclosures made in the past five years, currently in process or proposed for submission to the U.S. Government by Seller with respect to material violations of the ITAR or EAR with respect to the Business.

(c) To the Knowledge of Seller, since January 1, 2009, no current or past material violation of the ITAR or EAR by Seller with respect to the Business has occurred except as set forth in Section 4.25(b) of the Disclosure Schedules.

(d) Seller has an Export Compliance Program that has been administered in such a manner so as to reasonably assure that Seller has conducted its activities with respect to the Business in material compliance with the ITAR and EAR.

Section 4.26 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), (a) the Purchased Assets are being delivered on an “as is, where is” basis, (b) neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, with respect to the Business, the Purchased Assets and the Assumed Liabilities, including (x) implied warranties of merchantability, suitability or fitness for a particular purposes, or warranties arising from course of dealing or usage of trade and (y) any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives, all of which are specifically disclaimed. Without limiting the foregoing, Seller makes no representation or warranty to Buyer with respect to any plans, expectation, projections, estimates or budgets made available to Buyer and its

Representatives of future revenue, expenses or expenditures, results of operations, profitability or success of the Business (including any such information set forth in the Confidential Information Memorandum prepared by Houlihan Lokey dated August 2013, management presentations or any other documents in any form in expectation of the Transactions). The representations and warranties set forth in this Article IV (including the related portions of the Disclosure Schedules) are exclusive and in lieu of all other warranties, whether statutory or otherwise in law, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date as follows:

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York. Buyer is duly qualified to do business and in good standing in each jurisdiction in which the ownership of its properties or operation of its business as currently conducted makes such qualification necessary.

Section 5.02 Authority of Buyer. Buyer has all necessary corporate or other organizational power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is or will be a party and to perform its obligations contemplated hereby and thereby, including the consummation of the Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or other organizational action on the part of Buyer. This Agreement and the Transaction Documents to which Buyer is a party have been (or will be when executed) executed and delivered by Buyer, and assuming due authorization, execution and delivery of this Agreement and such Transaction Documents by Seller constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or violate the certificate of incorporation or by-laws of Buyer; (b) violate any Law or Governmental Order applicable to Buyer; (c) except as set forth in Schedule 5.03, require the Consent or notice to any Person (including any Governmental Authority); or (d) conflict with, constitute a default under or create in any party the right to accelerate, modify or terminate any agreement to which Buyer is a party, except in the cases of clauses (b), (c) and (d) where the violation, conflict, default or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No Consent, Permit, Governmental Order, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) such filings as may be required under the HSR Act, (ii) as set forth in Schedule 5.03, and (iii) such Consents, Permits, Governmental Orders, or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer for which Seller is or could become directly or indirectly liable.

Section 5.05 Sufficiency of Funds. Buyer has, and will have at the Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Date Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer will be solvent and will: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08 Foreign Ownership.

Buyer is not organized, chartered or incorporated under the Laws of any country other than the United States or its territories. Except as set forth on Schedule 5.08, Buyer is not, and will not be, at or immediately following the Closing, owned or controlled by (a) a foreign Person or Persons for purposes of the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 – 130 or (b) a foreign Person for purposes of reviews of transactions conducted by CFIUS under the Exon-Florio Amendment.

Section 5.09 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets as it deemed necessary and appropriate, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules). Buyer acknowledges that, with respect to any estimates, forecasts or projections made available to Buyer and its Representatives, (i) Buyer is familiar with the uncertainties that are inherent in such estimates, forecasts and projections, (ii) Buyer has full responsibility for making its own evaluation about the adequacy and accuracy of such estimates, projections and forecasts, and (iii) Buyer shall have no claim against Seller with respect thereto.

ARTICLE VI

COVENANTS

Section 6.01 Closing Conditions. Each Party will use commercially reasonable efforts to take all actions and do all things necessary and advisable in order to consummate the Transactions and proceed to the Closing as soon as reasonably practicable, including comply with its obligations under Section 6.07. None of the Parties shall take any action to hinder or delay the consummation of the Transactions.

Section 6.02 Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement, the Financial Model or Section 6.02 of the Disclosure Schedules or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (a) Seller shall conduct the Business in the Ordinary Course of Business in all material respects; and (b) Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.05 to occur.

Section 6.03 Access to Information. From the Effective Date until the Closing, Seller shall provide Buyer and its Representatives reasonable access to and the right to inspect the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business, at Buyer’s expense, during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. Buyer shall, and shall cause its Representatives to, comply with all safety and security requirements imposed by Seller. All requests by Buyer for access pursuant to this Section 6.03 shall be submitted or directed exclusively to Houlihan Lokey or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or contractual obligation. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not directly or indirectly contact or communicate with any officer, director, employee, supplier, customer, subcontractor, partner, financing source, or other business relation of Seller or its Affiliates (except Houlihan Lokey to the extent permitted by this Section 6.03 or the Confidentiality Agreement) regarding the Transactions, the operations, prospects or finances of the Business or to seek any information in connection therewith from such Person. Notwithstanding the preceding sentence, during the period commencing on the Initial Drop Dead Date and ending on the earlier to occur of (a) the termination of this Agreement and (b) 12:01 a.m. PT on the Closing Date (the “Extension

Period”), if applicable, and subject to applicable Law, Seller shall provide Buyer and its Representatives reasonable opportunity to consult with the Business’s management employees regarding operational matters of the Business; provided that (A) Buyer must provide advance written notice to Seller of its desire to meet with such management employees to discuss such operational matters; and (B) Seller shall have an opportunity to have a Representative present at any such meeting. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.03.

Section 6.04 Supplement to Disclosure Schedules. At any time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules in writing with respect to any matter arising or of which Seller becomes aware after the Effective Date (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or determining whether the condition set forth in Section 7.02(a) has been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement pursuant to Section 9.01(b) within five (5) Business Days after its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and to assert that the condition set forth in Section 7.02(a) has not been satisfied as a result of such inaccuracy or breach relating to such matter.

Section 6.05 Employees and Employee Benefits.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to substantially all of the Employees (but in any event no less than ninety percent (90%) of the Employees as of the Effective Date), including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b) During the period commencing on the Closing Date and ending on the date which is one (1) year from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with a compensation package (including base salary or hourly wages, target bonus opportunities, retirement and welfare benefits and severance benefits) that is substantially the same to the compensation packages provided by Buyer to its employees; provided, however, that such compensation packages will not result in a material reduction to the compensation packages provided to the Transferred Employees by Seller.

(c) With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting and eligibility purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan. With respect to each health or welfare Buyer Benefit Plan, subject only to any required approval of the applicable insurance provider, if any, Buyer shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such Buyer Benefit Plan, and (ii) cause each Transferred Employee to be given credit under such Buyer Benefit Plan for all amounts paid by such Transferred Employee under any similar Seller Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Buyer Benefit Plan for the plan year in which the Closing Date occurs.

(d) On or before the Closing Date, Seller will (i) take any necessary action to fully vest as of such date each Transferred Employee’s account balances and other accrued benefits under the EADS N.A. 401(k) Retirement Plan (the “Seller 401(k) Plan”), (ii) take such actions, if any, as may be necessary to provide for the distribution to each Transferred Employee of his or her vested account balance under the Seller 401(k) Plan, (iii) permit the Transferred Employees to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her account balance under the Seller 401(k) Plan to the extent permitted by applicable Laws to a defined contribution plan designated by Buyer (the “Buyer 401(k) Plan”), and (iv) cause the Seller 401(k) Plan to deliver to the Buyer 401(k) Plan as soon as reasonably practicable after the Closing Date the promissory notes and other loan documentation, if any, of the Transferred Employee if he or she has elected such a direct rollover in accordance with the procedures prescribed by Seller (and, if the Transferred Employee makes a timely election in accordance with such procedures, then Seller will not cause the Transferred Employee’s loan, if any, to be accelerated under the Seller 401(k) Plan). The Buyer 401(k) Plan shall accept the direct rollover of electing Transferred Employees’ benefits in cash and, if applicable, promissory notes that are not accelerated from the Seller 401(k) Plan. Seller represents, covenants and agrees with respect to the Seller 401(k) Plan, and Buyer represents, covenants and agrees with respect to the Buyer 401(k) Plan, that, as of each date of a rollover described in this paragraph, such plan will satisfy the requirements of Sections 401(a), (k), and (m) of the Code.

(e) Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans (including the Pension Plans) that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates. Notwithstanding the foregoing, during the transition period that begins on the Closing Date and ends on the earlier of: (i) the four month anniversary of the Closing Date, or (ii) the date the Buyer establishes medical, vision and dental insurance plans and Transferred Employees and their eligible spouses and dependents are enrolled under such medical, vision and dental insurance plans (the “Transition Period”), Seller will provide group health plan continuation coverage to the Transferred Employees and will accept payment from Buyer for the applicable premium cost of continuation coverage under Seller’s group health insurance plan.

Seller will provide such continued group health plan coverage during the Transition Period if the Transferred Employees elect continuation of group health plan coverage in accordance with the group health plan continuation coverage provisions of Section 601 et seq. of ERISA and Section 4980B of the Code, as applicable, and Buyer makes timely payment of the premium on behalf of Transferred Employees for such coverage in the amount of 102% of the applicable premium (as such term is defined in applicable Treasury Regulations) amounts until the end of the Transition Period. The premium amount will be paid by Buyer as soon as practicable, but not later than 10 days prior to the beginning of each monthly coverage period, except as may otherwise be required by applicable law. Buyer may determine whether or not to collect a portion of the premium from the Transferred Employees corresponding to the portion of the applicable premium paid by such Transferred Employees immediately prior to the Closing Date, but Buyer will have the sole obligation to collect and remit to Seller the full premium amount on behalf of the Transferred Employees. Seller will have no obligation to collect any share of the premium amount from the Transferred Employees during the Transition Period.

(f) Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.05(b), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits (other than the Seller 401(k) Plan and the Nonqualified Deferred Compensation Obligations, in which case the transactions contemplated by this Agreement will be treated as a separation from service), and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Transferred Employee; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing, including without limitation any claims or liabilities related to failure to comply with the WARN Act or any comparable Law in effect in the State of California or the State of Missouri.

(g) This Section 6.05 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06 Confidentiality. The Confidentiality Agreement shall remain in full force and effect and, in addition, unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of outside counsel), Buyer covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

Section 6.07 Governmental Approvals and Consents. From the Effective Date through the earlier of the Closing or the termination of this Agreement:

(a) Each Party shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Consents. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents. If required by the HSR Act, each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the Effective Date and, until this Agreement is terminated, to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party will consult with the other in advance of any material meetings or communication (whether in person or otherwise) with any Governmental Authority in connection with obtaining all such Consents.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all Consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules and Schedule 5.03; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom Consent is requested.

(d) The Parties shall use commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing; provided, that, for the avoidance of doubt, upon termination of this Agreement, neither Party shall have any further obligation under this Section 6.07(d).

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, cooperation under Section 6.12(b), or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, cooperation under Section 6.12(b), or for any other reasonable purpose, for a period of five (5) years after the Closing, Seller shall:

(i) retain the books and records (including personnel files) in Seller’s possession which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties shall cooperate as to the timing and contents of any such announcement, including furnishing to the other drafts of all such press releases or announcements prior to their release.

Section 6.10 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.12 Tax Matters.

(a) Apportionment of Ad Valorem and Property Taxes.

(i) All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Purchased Assets, including Taxes indirectly payable pursuant to a Lease, with respect to a Straddle Period shall be apportioned as of the Closing Date between Seller and Buyer determined by prorating such Property Taxes on a daily basis over the entire Tax period.

(ii) Buyer shall pay or cause to be paid, when due, to the appropriate taxing authorities all Property Taxes relating to the Purchased Assets for any Straddle Period. Buyer shall provide Seller with reasonable opportunity to review and comment on each Property Tax Return prepared by Buyer that relates to a Straddle Period prior to filing such Property Tax Returns and shall make changes to such Property Tax Returns reasonably requested by Seller. To the extent Seller receives invoices for Property Taxes following the Closing which are payable by Buyer, Seller shall forward such invoices promptly to Buyer. Buyer shall send to Seller a statement that apportions the Property Taxes between Seller and Buyer based upon Property Taxes actually invoiced and paid to the taxing authorities by Buyer for the tax year which includes the Closing Date, with Seller being responsible for the Property Taxes attributable to the period prior to and including the Closing Date. This statement shall be accompanied by proof of Buyer’s actual payment of such Property Taxes for such tax year. Within thirty (30) days after receipt of such statement and proof of payment, Seller shall reimburse Buyer for its pro-rated portion of such Property Taxes.

(b) Tax Cooperation. Buyer and Seller shall cooperate fully, to the extent reasonably requested by the other Party, in connection with the Tax matters relating to the Business, including the preparation or filing of Tax Returns and the defense of any Tax dispute. Such cooperation shall include complying with such Party’s obligations under Section 6.08, granting reasonable access during normal business to such Party’s employees to provide additional information with respect to such Tax matters (including such information necessary for Seller to complete any sales, use or income Tax Returns), and, where appropriate, the execution of powers of attorney.

(c) Tax Returns. In the event that Buyer believes that a change to a Property Tax Return requested by Seller pursuant to the provisions of Section 6.12(a)(ii) is not reasonable or in the event that Buyer and Seller disagree as to an allocation schedule for a Straddle Period prepared pursuant to the provisions of Section 6.12(a)(ii), the Parties shall negotiate in good faith to resolve such disagreement. If they fail to resolve their disagreement within ten (10) days, the matter shall be referred to the Independent Accountant for its prompt determination, which determination shall be binding upon the Parties. For the avoidance of doubt, the Independent Accountant shall accept any change to a Property Tax Return requested by Seller unless the Independent Accountant determines that such request was unreasonable. The fees of the Independent Accountant for such determination shall be divided equally between Seller and Buyer. The provisions of this Section 6.12(c) shall not be interpreted as requiring any Property Tax Return to be filed in an untimely manner, but, if the determination agreed by the parties or made by the Independent Accountant is agreed or made subsequent to the filing of the Property Tax Return to which it relates and is inconsistent with the Property Tax Return as filed, an appropriate amended Property Tax Return shall promptly be filed.

Section 6.13 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.14 Replacement of Credit Support Obligations. Buyer shall indemnify Seller for any claims or drawings on any Support Obligations set forth on Section 7.03(g) of the Disclosure Schedules after the Closing to the extent that such Support Obligations are not released or returned by the beneficiary thereof prior to the Closing, and shall promptly pay Seller for the actual out-of-pocket costs of and fees incurred by Seller or its Affiliates in connection therewith. In the event that any Support Obligation maintained by Seller is returned to Buyer, Buyer shall promptly deliver such replaced Support Obligation to Seller.

Section 6.15 Transition Matters. Buyer acknowledges and agrees that on the Closing Date, Buyer and its Affiliates shall cease and permanently discontinue all uses of the “EADS” name, any trademarks associated therewith and any derivatives thereof (together, the “EADS Name”) and the “AIRBUS” name, any trademarks associated therewith and any derivatives thereof (together, the “AIRBUS Name”) and complete the removal of the EADS Name and AIRBUS Name from all assets, properties and materials of or related to the Business, including all products, technical information and promotional materials. Notwithstanding the foregoing, Buyer shall be permitted to use the EADS Name: (a) on invoices, products, technical information and other deliverables to the extent specifically required for Buyer to comply with the requirements of any Government Contract that is an Assigned Contract until the novation thereof, and (b) for ninety (90) days following the Closing Date, on finished goods and inventory bearing the EADS Name existing as of Closing, to the extent that it is impracticable for Buyer to remove the EADS Name from such finished goods and inventory; provided that Buyer shall indemnify and hold Seller harmless from and against all Losses incurred or sustained by, or imposed upon, Seller based upon, arising from or relating to Buyer’s use of the EADS Name. Buyer, for itself and its Affiliates, agrees that from and after the Closing Date that Buyer and its Affiliates (a) will not expressly, or by implication, do business as or represent themselves as Seller, or (b) with respect to products or services sold or provided by them after the Closing Date, will not represent that such products or services are those of Seller. Buyer, for itself and its Affiliates, acknowledges and agrees that neither Buyer nor any of its Affiliates shall have any rights in the EADS Name or the AIRBUS Name and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the EADS Name or the AIRBUS Name.

Section 6.16 Non-Compete. For a period beginning on the Closing Date until the date which is two (2) years after the Closing Date (the “Restricted Period”), Seller will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in, or otherwise competes with, the semiconductor segment of the Business as conducted on the Closing Date in the United States (the “Seller Competitive

Activities”). Nothing in this Section 6.16, will restrict or prevent Seller from, directly or indirectly, maintaining and/or undertaking passive investments in Persons primarily engaged in the Seller Competitive Activities so long as the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding equity or debt securities of any such Person.

Section 6.17 Non-Solicit. During the Restricted Period, Seller will not hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any of the officers or management employees of the Business as of the Closing Date. Nothing in this Section 6.17 prevents Seller from (a) general solicitations that are not directed specifically to these employees or the hiring thereof, or (b) hiring any employee (i) whose employment was terminated by Buyer or its Affiliates or (ii) who contacts Seller on their own initiative.

Section 6.18 Financial Arrangements Applicable During Extension Period.

(a) During the Extension Period, if any, Seller will not make any cash distributions from the Business Bank Accounts to itself or any of its Affiliates other than payments in respect of the costs, goods and services specified in clauses (i)-(v) hereof to the extent Seller and/or any of its Affiliates incurs or pays such costs on behalf of, or provides such goods or services to, the Business in the Ordinary Course of Business:

(i) payment for the purchase of goods or inventory;

(ii) payment for services under agreements that relate specifically to services provided directly to the Business, which agreements (A) if existing as of the Initial Drop Dead Date, are listed in Section 4.06(a) of the Disclosure Schedules or (B) if entered into after the Initial Drop Dead Date, individually provide for annual payments of not more than $250,000 or are cancellable without penalty upon less than 90 days’ notice;

(iii) payment for the Business’s share of outside billings for insurance and custom clearance fees;

(iv) payment of interest (at a rate not to exceed 3% per annum) on the aggregate cash advances made by Seller and its Affiliates to or for the benefit of the Business during the Extension Period; and

(v) payment for other direct costs that are incurred or paid specifically on behalf of the Business and which would have been incurred and paid directly by the Business if the Business were a stand-alone entity; provided that, if requested by Buyer in writing, Seller shall provide evidence to Buyer of any such direct costs.

(b) Without limiting clause (a) hereof, during the Extension Period:

(i) the Business shall not repay to Seller or any of its Affiliates any cash advances made by Seller and its Affiliates to or for the benefit of the Business;

(ii) the Business shall not pay to Seller or any of its Affiliates the unpaid interest, if any, as of the Initial Drop Dead Date on cash advances made by Seller and its Affiliates to or for the benefit of the Business;

(iii) the Business shall not be charged for corporate overhead; and

(iv) all interest accrued in respect of the monies on deposit in the Business Bank Accounts shall accrue for the benefit of, and shall be paid at Closing to, Seller.

Section 6.19 Post-Closing Payments in Respect of Purchased Assets. If Seller receives any payments in respect of the Purchased Assets at any time after the Closing (other than in respect of checks that have been deposited but have not yet cleared (i.e., incoming float)), Seller shall (a) receive such payments in trust for the benefit of Buyer, (b) segregate such funds from Seller’s other funds and (c) deliver such funds to an account designated in writing by Buyer within ten (10) days of receipt thereof.

Section 6.20 Post-Closing Litigation Cooperation. So long as any Party is actively contesting or defending against any action, suit, claim, investigation or other legal proceeding in connection with (a) the Transactions or (b) any fact, situation, circumstance, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the other Party will reasonably cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel as is reasonably necessary, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under ARTICLE VIII); provided that the obligations of the Parties under this Section 6.20 shall not apply to the extent the matter in question involves a dispute between the Parties.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(b) As of the Closing Date, there shall be no Governmental Order in effect that has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(c) Seller shall have received all Consents set forth in Schedule 7.01(c)(i) and Buyer shall have received all Consents set forth in Schedule 7.01(c)(ii), in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such Consent shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect;

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to which it is a party to be performed or complied with by it prior to or on the Closing Date;

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement);

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”);

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that Seller has taken all appropriate actions to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(g) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller; and

(h) There shall not have been a Material Adverse Effect.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to which it is a party to be performed or complied with by it prior to or on the Closing Date;

(c) Buyer shall have delivered to Seller the Closing Date Purchase Price and duly executed counterparts to the Transaction Documents (other than this Agreement);

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”);

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that Buyer has taken all appropriate actions to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(g) Seller shall have received evidence satisfactory to Seller that all Support Obligations set forth on Section 7.03(g) of the Disclosure Schedules have been replaced by Buyer with letters of credit, cash collateral, parent company guaranties or other security in accordance with the terms and conditions of the applicable Permit or Contract or as otherwise acceptable to the beneficiary thereof.

Section 7.04 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as applicable, to be satisfied if such failure was caused by such Party’s failure to use such efforts to consummate the Transactions as required by Section 6.07.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing

Date; provided, however, that (a) the representations and warranties in Section 4.01, Section 4.02, Section 4.07, Section 4.15, Section 5.01, Section 5.02, and Section 5.04 shall survive the Closing Date indefinitely; (b) the representations and warranties in Section 4.06(e)(i)(D) shall survive the Closing Date until four (4) years after the Closing; (c) the representations and warranties in Section 4.12 shall survive the Closing Date until the earlier of (i) five (5) years after the Closing and (ii) sixty (60) days after the expiration of the applicable statute of limitations; and (d) the representations and warranties in Section 4.20 shall remain in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations. The covenants or other agreements contained in this Agreement (x) which by their terms contemplate performance prior to the Closing Date shall survive until the date that is fifteen (15) months from the Closing Date and (y) which by their terms contemplate performance after the Closing Date shall survive the Closing Date for the period contemplated by their terms.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement (other than the representations and warranties set forth in Section 4.06(e)(i)(D));

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) (i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Section 4.06(e)(i)(D) and (ii) for a period of four (4) years after the Closing Date, any downward indirect rate adjustments resulting from a Governmental Authority’s final findings following an incurred cost audit with respect to a Government Contract for work performed prior to the Closing Date.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability or with respect to the operation of the Business following Closing.

Section 8.04 Certain Limitations. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) No claim for indemnification may be asserted against either Party, neither Party shall have any liability whatsoever to the Indemnified Party, for breach of any representation, warranty, covenant or agreement set forth herein, unless written notice of such claim is received by the Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 8.01 or Section 8.04(d).

(b) Seller shall not be liable to Buyer for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds one percent (1%) of the Purchase Price (the “Threshold Amount”), in which event Seller shall be required to pay or be liable for such Losses from the first dollar; provided, however that the Threshold Amount shall not apply with respect to a claim for indemnification based upon, arising out of or with respect to any breach of any representation and warranty set forth in Section 4.01, Section 4.02, Section 4.07, or Section 4.15. With respect to any claim as to which Buyer may be entitled to indemnification under Section 8.02(a), (i) Seller shall not be liable for any individual or series of related Losses which do not exceed $100,000, and (ii) no Losses may be claimed by Buyer to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.06 (in each case, which Losses shall not be counted toward the Threshold Amount).

(c) The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $8,000,000; provided, however that the limitation set forth in this Section 8.04(c) shall not apply with respect to a claim for indemnification based upon, arising out of or with respect to any breach of any representation and warranty set forth in Section 4.01, Section 4.02, Section 4.07, or Section 4.15 or to any claims arising out of fraud. The aggregate amount of Losses for which Seller shall be liable pursuant to Section 8.02(d) shall not exceed $5,000,000 (which amount shall be Buyer’s exclusive source of recovery for indemnification under Section 8.02(d)). In no event shall the maximum aggregate liability of Seller with respect to all Losses under this Agreement, any Transaction Documents or the Transactions in the aggregate exceed the Purchase Price.

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple; provided that the foregoing limitation shall not apply to indemnification based on a Third Party Claim.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h) Seller shall not be liable under this Article VIII for any Losses related to any liability that is reflected or reserved for in the Financial Statements or taken into account in the calculation of Closing Working Capital.

(i) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to indemnification with respect to any inaccuracy in or breach of a specific representation or warranty of Seller set forth in this Agreement to the extent that any of Peter Gundermann, David Burney or Brian Price has actual knowledge prior to the Closing that such representation or warranty is untrue or inaccurate, taking into account any materiality or Material Adverse Effect qualifier in such representation and warranty, which knowledge is based on or acquired from, in whole or in part, (i) the materials included in Seller’s electronic data room site maintained by RR Donnelley on behalf of Seller or (ii) information otherwise actually received by any of Messrs. Gundermann, Burney and Price in a writing or via electronic mail.

Section 8.05 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within five (5) Business days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of any fraud by any Party hereto.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) a Material Adverse Effect has occurred and cannot be cured by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been satisfied (or waived by Buyer) by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been satisfied (or waived by Seller) by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) any Law shall have been enacted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) as set forth in this Article IX, Section 6.06 and Article X hereof; and

(b) that nothing herein shall relieve any Party from liability for any intentional breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.11 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the first Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	EADS North America, Inc. 2550 Wasser Terrace, Suite 9000 Herndon, VA 20171
	Facsimile:	(703) 466-5601
	Attention:	General Counsel

with a copy to:	Akin Gump Strauss Hauer & Feld LLP 2029 Century Park East, Suite 2400 Los Angeles, CA 90064
	Facsimile:	(310) 229-1001
	Attention:	Carlos M. Bermudez

If to Buyer:	Astronics Corporation 130 Commerce Way East Aurora, NY 14052
	Telephone:	(716) 805-1599
	Facsimile:	(716) 655-0309
	Attention:	Chief Financial Officer

with a copy to:	Hodgson Russ LLP The Guaranty Building 140 Pearl Street, Suite 100 Buffalo, NY 14202-4040
	Telephone:	(716) 856-4000
	Facsimile:	(716) 849-0349
	Attention:	Robert J. Olivieri, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that Astronics may assign its rights and obligations as “Buyer” hereunder to the Buyer Assignee if and only if Astronics provides prior, written notice of such assignment to Seller. No assignment shall relieve the assigning Party of any of its obligations hereunder. For purposes of clarification, the assignment by Astronics to Buyer Assignee of Astronics’ rights and obligations as “Buyer” hereunder shall not relieve Astronics of any of its obligations as “Buyer” hereunder.

Section 10.08 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN NEW YORK CITY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

EADS NORTH AMERICA, INC., a Delaware corporation

By:
Name:
Title:

BUYER:

ASTRONICS CORPORATION, a New York corporation

By:
Name:
Title: